                ADVISORY AGREEMENT

ADVISORY AGREEMENT (the "Agreement") dated as of the 25th day of August, 1998 by and among Prudential Securities Strategic Trust, a Delaware business trust (the "Trust"), Prudential Securities Futures Management Inc., a Delaware corporation (the "Managing Owner") and Bridgewater Associates, Inc., a Connecticut corporation (the "Advisor").

                   W I T N E S S E T H :

WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities";
and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Trust; and

WHEREAS, the Trust wishes to retain the Advisor as a commodity trading advisor to the Trust to manage a portion of the Trust's Assets; and

WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

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

WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended ("CE Act") and is a member of the National Futures
Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Trust and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services in connection with the conduct by the Trust of its Commodities trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.   Duties of the Advisor.

(a) Appointment. The Trust hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its attorney-in-fact to invest and reinvest in Commodities a portion of the Net Asset Value of the Trust (the "Allocated Assets") on the terms and conditions set forth herein, commencing on the date hereof. The precise definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto. Initially, the Allocated Assets will be approximately $16,700,000 in cash, which shall be traded at
1.5 times the Pure Alpha Trading Approach level so that the actual trading level will be $25,050,000 ( the leveraged amount shall be referred to as the "Trading Level"). This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the Managing Owner on behalf of the Trust, and specifically, to exercise discretion with respect to the Allocated Assets at the related Trading Level, and which the Managing Owner may allocate to the Advisor in the future, upon the terms

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and conditions, and for the purposes, set forth in this
Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets at the related Trading Level for the term of this Agreement pursuant to the trading methods, systems and strategies substantially similar to its Pure Alpha System as described more fully in Exhibit B hereto (the Advisor's "Trading Approach") as such trading approach is described in the Advisor's Disclosure Document dated June 17, 1998 attached hereto as Exhibit C (the "Disclosure Document"), receipt of which is hereby acknowledged, subject to the Trust's trading policies and limitations as set forth in Exhibit D, attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the Trust's "Trading Policies and Limitations"). The Managing Owner and the Trust acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Trust.

(b) Allocation of Responsibilities. The Managing Owner will have the responsibility for the management of the portion of the Trust's Net Asset Value that is invested in United States Treasury bills or other investments approved by the Commodity Futures Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash. The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets at the related Trading Level in compliance with the Trading Policies and Limitations, and in accordance with its Trading Approach. In the event that the Managing Owner shall, in its sole discretion, determine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by the Advisor violates the Trust's Trading Policies and Limitations, then the Managing Owner, following reasonable notice appropriate under the circumstances to the Advisor, may override

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such trading instruction.  Nothing
herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trust beyond those enumerated in Exhibit D hereto if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust, in which case the Advisor will adhere to such limitations following written notification thereof.

(c) Modification of Trading Approach. In the event the Advisor wishes to use a trading method or strategy other than or in addition to the Trading Approach in connection with trading for the Trust (including without limitation the deletion of an agreed upon trading method or strategy or the addition of a trading method or strategy in addition to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so unless it gives the Managing Owner prior written notice of its intention to utilize such different trading method or strategy, and the Managing Owner consents thereto in writing.

(d) Notification of Material Changes. The Advisor also agrees to give the Trust prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trust) over the objection of the Managing Owner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trust) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach, the addition or deletion of Commodities to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing Owner shall not be required therefor. The Advisor agrees that it will discuss with the

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Managing Owner upon request, subject to adequate assurances of confidentiality, any trading methods or strategies used by it for trading customer accounts which differ from the Trading Approach which it uses for the Trust, provided, that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information concerning any such trading methods or strategies, including the Trading Approach.

(e) Request for Information. The Advisor agrees to provide the Trust with any reasonable information concerning the Advisor that the Trust may reasonably request, subject to receipt of adequate assurances of confidentiality by the Trust, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trust reasonably deems to be material to the Trust; the Advisor also shall notify the Trust of any such matters the Advisor, in its reasonable judgment, believes may be material to the Trust relating to the Advisor and its Trading Approach.

(f) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Trust of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

(g) Exculpation. The Advisor and its employees, officers, directors and controlling persons shall not be liable to the Managing Owner, its officers, directors, shareholders or employees, or any person who controls the Managing Owner, or the Trust or its interestholders, or any of their respective successors or assigns under this Agreement, except that

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the Advisor may be liable by reason of the Advisor's acts or omissions in material breach of this Agreement or due to its misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Trust; it being understood that all purchases and sales of Commodities shall be for the account and risk of the Trust, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom.

(h)  Initial Allocation, Additional Allocations, and
Reallocations. Initially, the Allocated Assets will equal approximately $16,700,000 in cash, as of the effective date of this Agreement. This amount will be traded at 1.5 times the Pure Alpha Trading Approach level so that the Trading
Level will equal $25,050,000.  Thereafter, subject to
Section 11(a) below, the Trust may (i) allocate additional capital to the Advisor, (ii) reallocate capital away from the Advisor to one or more commodity trading advisors
("Other Advisor(s)"), or (iii) allocate additional capital to an Other Advisor. If the Trust allocates additional capital to the Advisor or reallocates capital away from the Advisor, the Trust will give the Advisor written notice of such changes and the amount of the then current Allocated
Assets and the related Trading Level once the change has been effected.

2.   Indemnification.

(a) The Advisor and each employee, officer, directors and controlling person of the Advisor shall be indemnified by the Trust against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claims (collectively "Losses") sustained by the Advisor and its employees, officers, directors and controlling persons
(i) in connection with any matter relating to the Trust's
Registration

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Statement No. 33-80443 or final prospectus,
dated February 7, 1996 and as amended by the revised prospectus dated April 21, 1997, (collectively, the "Prospectus") including all amendments and supplements thereto, as well as any matters relating to the Trust prior to the effective date of this Agreement, (ii) in connection with any acts or omissions of the Advisor relating to its management of its allocable portion of the Trust's Net Asset Value, and (iii) as a result of a material breach of this Agreement by the Trust or the Managing Owner provided that,
(A) such Losses were not the direct result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, (B) the Advisor and its employees acted (or omitted to act) in good faith and in a manner reasonably believed by it and them to be in the best interests of the Trust and (C) any such indemnification by the Trust will only be recoverable from the assets of the Trust.

(b) The Trust shall be indemnified by the Advisor against any Losses sustained by the Trust directly resulting from
(i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its employees or (ii) any action or omission to act of the Advisor or its employees that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Trust.

(c) No indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30) days of its receipt of notice of the proposed settlement. Notwithstanding the foregoing, the indemnifying party shall, at all times,

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
have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this
Section 2, unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

(d)  None of the provisions for indemnification in this
Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

(e) In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(f) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if

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sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

3. Advisor Independence. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing Owner and Other Advisors, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Managing Owner or any Other Advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trust, the Managing Owner or any Other Advisor, or in any way be responsible for the acts or omissions of any Other Advisor as long as it is acting independently of such Other Advisor. The parties acknowledge that the Advisor has not been an organizer or promoter of the Trust.

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement of Limited Trust or Certificate of Limited Trust, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

The Trust and the Managing Owner acknowledge that the Advisor's Trading Approach is its confidential property.
Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Trust, except as, and to the extent that, it may be determined by the Managing Owner to be (i) necessary for the monitoring the business of the Trust, including the performance

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of brokerage services by the Trust's commodity broker(s), or
(ii) expressly required by law or regulation.

4. Commodity Broker. All Commodities trades for the account of the Trust shall be made through such commodity broker or brokers as the Managing Owner directs pursuant to such procedures as are mutually agreed upon. The Advisor shall not have any authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Trust or for negotiating commission rates to be charged therefor. The Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trust's Trading Policies and Limitations. At the present time it is contemplated that the Trust will effect all Commodities trades through Prudential Securities Incorporated ("Prudential Securities"); provided, however, that the Advisor may execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the Managing Owner agree, if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Trust determines to utilize a broker or brokers other than Prudential Securities to execute its trades, it will consult with the Advisor prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Trust:

(a) A monthly management fee (the "Management Fee") equal to 5.42 basis points (approximately 65 basis points annually) of the Allocated Assets at the related Trading
Level as of the last day of each calendar month.
For purposes of determining such Management

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Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any fees due the Advisor under paragraph (c) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses. The Management Fee for any month in which the Advisor manages all or any portion of the Allocated Assets at the Trading Level for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Allocated
Assets at their related Trading Level were under the Advisor's management as compared to the total number of days in such month.

(b)  For the purposes of calculating incentive fees under
Section 5, only the (i) management fee paid to the Advisor shall be deducted from the Allocated Assets, (ii) together with brokerage commissions attributable to the Advisor's trading activities, and (iii) extraordinary expenses, if any, attributable to the Advisor.

(c) A quarterly Incentive Fee shall be paid to the Advisor of twenty percent (20%) of New High Net Trading Profits (as hereinafter defined) achieved on the Allocated Assets, including realized and unrealized gains and losses thereon. New High Net Trading Profits for the Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of the end of the first calendar quarter during which the Advisor managed the
Allocated Assets for at least 45 days.    New High Net
Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor.

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"New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Allocated Assets, including realized and unrealized gains and losses thereon, as of the last day of any calendar quarter, after deduction of Management Fees paid or payable in respect of such Allocated Assets as of the last day of such quarter but before deduction of Incentive Fees for such quarter, minus
(B) the Allocated Assets, including realized and unrealized gains and losses thereon, as of the last day of the most recent preceding calendar quarter for which an Incentive Fee in respect of such Allocated Assets was earned (or the effective date of this Agreement, whichever date the Allocated Assets were greater), after deduction of Management Fees and Incentive Fees, paid or payable in respect of such Allocated Assets for such prior quarter. In computing New High Net Trading Profits, the difference between (A) and (B) in the preceding sentence shall be (i) decreased by (1) all additions to the Allocated Assets and reallocations of assets to the Advisor from Other Advisors between the dates referred to in (A) and (B) and (2) all interest earned on the Allocated Assets between the dates referred to in (A) and (B), and (ii) increased by (1) the Advisor's Allocable Portion (as defined) of any distributions or redemptions paid or payable by the Trust as of, or subsequent to, the date in (B) through the date in
(A), (2) losses incurred between the dates referred to in
(A) and (B), if any, associated with the Advisor's Allocable Portion of distributions or redemptions, as well as losses associated with reallocations of assets away from the Advisor in the event that the Trust has retained one or more Other Advisors, (3) any reallocations of assets away from the Advisor between the dates referred to in (A) and (B), and (4) extraordinary expenses not related to the Advisor from the date in (B) to the last day of the calendar

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quarter as of which the current Incentive Fee calculation is made.
The term "extraordinary expenses" as used in this Agreement shall have the same meaning ascribed to it under Section 4.7 of the Trust Agreement. Initially, the Advisor's "Allocable
Portion" of distributions and redemptions shall be an amount which bears the same ratio as the Net Asset Value of the Allocated Assets (that is, the non-leveraged amount) bears to the Trust's Net Asset Value. The loss adjustment referred to in clause (ii)(2) above shall be calculated by determining any cumulative net trading loss being carried forward as of the date of such redemption or reallocation of assets away from the Advisor and multiplying this cumulative loss by a fraction, the numerator of which is the aggregate
Net Asset Value of the Interests redeemed or the Net Asset
Value of any reallocation of assets away from the Advisor at the end of such quarter and the denominator of which is the Net Asset Value of the Allocated Assets at the end of such quarter but before redemptions or reallocation of assets either to or from the Advisor. If any redemption or reallocation of assets away from the Advisor occurs as of any date which is not the end of a calendar quarter, and the Trust's account has a cumulative loss, the above calculation will be prepared and a loss carryforward adjustment will be made; to the extent that as of such date, New High Net
Trading Profits have been achieved, the Advisor will receive an Incentive Fee thereon as if such redemption or reallocation of assets away from the Advisor occurred as of the end of a quarter. For purposes of calculating the first
Incentive Fee payable to the Advisor the date referred to in
(B) shall be the effective date of this Agreement.

(d)  Timing of Payment.  Monthly Management Fees and
Quarterly Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which

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they are payable.  If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New
High Net Trading Profits.

(e) Neither the Advisor nor any of its employees shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Trust carries an account for transactions executed in the Trust's account.

6.   Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on August 31, 1999. Thereafter, this Agreement shall be renewed automatically on the terms and conditions set forth herein for additional successive twelve (12) month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this
Section 6. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Trust's Net Asset Value away from the Advisor pursuant to Section 7 of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust is terminated. This Agreement shall terminate automatically with respect to the Advisor, immediately upon written notice from the Managing Owner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Net Asset Value of the Trading Level of the Allocated Assets at the close of

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

trading on any business day is equal to or less than the Termination Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the portion of the Net Asset Value of the Trading Level of the Allocated Assets on the date it commences Commodities trading activities for the Trust, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Trust's Net Asset Value and related Trading Level allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from Other Advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce the Termination Amount in the same pro portion that the Allocated Assets are leveraged to create the Trading Level.

(c) Optional Termination Right of Trust. This Agreement may be terminated at any time in the sole discretion of the Managing Owner upon one business day prior written notice to the Advisor. The Managing Owner will use its best efforts to cause any such termination to occur as of a month-end.

(d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement immediately upon written notice to the Managing Owner if (i) the registration of the Managing Owner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or
(ii) there is an unauthorized assignment of this Agreement by the Trust or the Managing Owner. Otherwise, the

Advisor shall have the right to terminate this Agreement (1) upon written notice to the Managing Owner at least thirty (30) days' prior to the end of each twelve (12) month term of this Agreement; and (2) upon thirty (30) days' prior written notice to the Managing Owner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Trust that by reason of the Advisor's activities with respect to the Trust, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) the Managing Owner imposes additional trading limitation(s) pursuant to
Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Trust's Net Asset Value or the Managing Owner overrides a trading instruction of the Advisor; (iii) if the Trading Level of the Allocated Assets decreases, for any reason, to less than $10,000,000; which represents a cash allocation to the Advisor of approximately $6,666,667; (iv) the Managing Owner elects (pursuant to
Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Trust assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (v) the Advisor determines to make a material change in the Trading Approach to which the Managing Owner objects; (vi) the amounts deducted, excluding the management fee, for the purpose of determining the Advisor's incentive fee exceed 7.5% of the Allocated Assets or (vii) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld unreasonably).

(e) In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Trust shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had its portion of the Trust's Net Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

7. Reallocation of Funds. The Managing Owner may, at any month-end, in its sole discretion, upon at least ten (10) business days' prior written notice, reallocate a portion of the Allocated Assets away from the Advisor.

8. Liquidation of Positions. The Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Advisor, in writing via telecopy or other equivalent means, that the Managing Owner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 6 or 7, respectively, or (ii) fund its pro rata share of any redemption, distribution or Trust expense. The Managing Owner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Managing Owner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three
(3) days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the Managing Owner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

9.   Other Accounts of the Advisor.

(a) Subject to paragraph (b) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Trust for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the Trust pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor and its officers, directors, and employees, as applicable, also will be permitted to trade in Commodities for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Trust is not materially impaired thereby.

(b) Furthermore, so long as the Advisor is performing services for the Trust, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially its agreed upon Trading Approach being used for the Trust in a manner which might reasonably be expected to have a material adverse effect on the Trust without giving the Managing Owner written notice thereof at least 90 days prior to accepting such additional capital (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits).]

(c) The Advisor agrees, in its management of accounts other than the account of the Trust, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its employees or affiliates (in whole or in part) over the Trust. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of the Trading Approach or other any agreed upon trading method or strategy in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the Advisor in good faith in order to accommodate additional accounts. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trust and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its affiliates acts as a commodity trading advisor (in whole or in part).

(d) Upon reasonable notice from the Managing Owner, the Advisor shall permit the Managing Owner to review at the Advisor's offices during normal business hours such trading records of other accounts managed by the Advisor or its affiliates pursuant to the Trading Approach employed for the Trust as it reasonably may request for the purpose of confirming that the Trust has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request related to such other accounts during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trust and the Managing Owner shall keep all such information obtained by it from the Advisor confidential.

10. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Trust's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the Managing Owner if the Trust's positions are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit.
The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Trust and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trust, as nearly as possible in the same proportion as the Trading Level of the Allocated Assets and the assets of other accounts traded by the Advisor bears to all assets, including notional amounts, traded by the Advisor to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Trust's account can be implemented for the benefit of the Trust notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

11.  Redemptions, Distributions and Reallocations.

(a) The Managing Owner agrees to give the Advisor at least three (3) days' prior notice of any proposed redemptions, distributions or reallocations.

(b) Redemptions and distributions shall be charged against the various Trust accounts managed by its trading advisors, including the Advisor, in such proportions as the Managing
Owner, in its discretion, determines to be in the Trust's best interests.

12. Brokerage Confirmations and Reports. The Managing Owner will instruct the Trust's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets under the management of the Advisor. The Advisor will maintain records as required by law and will monitor all open positions relating thereto; provided, however, that except as provided in Section 1(f) hereof, the Advisor shall not be responsible for any brokerage errors. The Managing Owner also will furnish the Advisor with a copy of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the limited owners, the Securities and Exchange Commission ("SEC"), the CFTC and the NFA. The Advisor shall, at the Managing Owner's request, provide the Managing Owner with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Trust's commodity broker regarding the Trust, and in the Advisor's possession or control, as the Managing Owner deems appropriate, if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing Owner will provide the Advisor with accurate information with respect to the Trust's then current Net Asset Value and Net Asset Value per Unit.

13.  The Advisor's Representations and Warranties.  The
Advisor represents and warrants that:

(a) It has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

(b) It is a duly formed and validly existing corporation, in good standing under the laws of the jurisdiction of its organization, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement

(c) It will not by entering into this Agreement and by acting as a commodity trading advisor to the Trust, (i) be required to take any action contrary to any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(d) It is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

(e) A copy of its most recent Commodity Trading Advisor Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Trust in the form of Exhibit B hereto and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder;

(f) The amount of Trust assets to be allocated to the Advisor should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Trust;

(g) Neither the Advisor nor its employees, agents, or affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly or deliberately use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the limited owners of the Trust; nor (ii) shall solicit any person it or they know is a limited owner of the Trust for the purpose of soliciting commodity business from such limited owner, unless such limited owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent;

(h) This Agreement has been duly and validly executed and delivered and is a valid and binding agreement, enforceable against it in accordance with its terms;

 (i) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which it or its employees or affiliates is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition of the Advisor (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of the Advisor's assets or which reasonably might be expected to (A) materially impair the Advisor's ability to discharge its obligations to the Trust, or (B) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed; and the Advisor has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act, (ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to (1) materially impair its ability to discharge its obligations to the Trust, or (2) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed;

(j) The Advisor is taking immediate action to identify any of its computer systems that are year 2000 vulnerable. If such systems are identified that negatively affect the Advisor's services, it will take immediate action to update those systems.; and

(k) The Advisor foresees no problem in accepting and processing data related to the Euro. If unanticipated difficulties arise, the Advisor will notify the Trust in a timely manner.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Advisor promptly will notify the Trust in writing thereof.

14.  The Managing Owner's Representations and Warranties.
The Managing Owner represents and warrants on behalf of the Trust and itself that:

(a) It has full corporate capacity and authority to enter into this Agreement;

(b) It will not, by acting as Managing Owner to the Trust or by entering into this Agreement, (i) be required to take any action contrary to its incorporating documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule, regulation, to which it or the Trust is a party or by which it or the Trust is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over the Trust or the Managing Owner, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Trust's duties under this Agreement;

(c) The Trust and the Managing Owner have obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Trust's Registration Statement and Prospectus, including, without limitation, registration as a commodity pool operator under the CE Act and membership as a commodity pool operator in the NFA. The Managing Owner will maintain and renew the foregoing registrations, licenses, memberships and approvals, as appropriate, during the term of this Agreement;

(d) The Trust and the Managing Owner have complied, and will continue to comply, with all laws, rules and regulations having application to its or their business, including rules and regulations promulgated by the CFTC and NFA, the violation of which would materially and adversely affect the business, financial condition or earnings of the Trust or the Managing Owner; and there are no actions, suits or proceedings pending or, to the best of the knowledge of the Trust or the Managing Owner, threatened against it or them, at law or in equity or before or by any federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, or by any commodity or security exchange worldwide in which an adverse decision would materially and adversely affect the ability of the Trust or the Managing Owner to comply with, and perform their obligations under, this Agreement;

(e) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

(f) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Trust, a duly formed and validly existing Delaware business trust, and
(ii) in the case of the Managing Owner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

(g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Trust's Interests were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Interests was issued by the SEC, the CFTC or the NFA. The Trust's Registration Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Managing Owner, the Trust or to Prudential Securities by or on behalf of the trading advisors referenced in the Registration Statement or Prospectus, including, without limitation, all references to those trading advisors and their affiliates, controlling persons, shareholders, directors, officers and employees, as well as to each such trading advisor's trading approach and past performance history.

(h) The Trust's offering of its Interests has terminated and there are not currently, and will not be in the future, any offering materials in use by the Trust or the Managing Owner in connection with the offer or sale of Interests in the Trust.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Managing Owner promptly will notify the Advisor in writing.

15. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Interests.

17. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Owner:               If to the Trust:

Prudential Securities Futures           PSI Strategic Trust
Management Inc.                         c/o Prudential Securities Futures.
One New York Plaza, 13th floor          Management Inc
New York, New York 10292-2585           One New York Plaza, 13th floor
Attention: Eleanor L. Thomas            New York, New York 10292-2585
Facsimile:  (212) 778-3694              Attention:  Eleanor L. Thomas
                                        Facsimile:  (212) 778-3694

and in either case with a copy to:

Rosenman & Colin LLP          and       Prudential Securities Incorporated
575 Madison Avenue                      One New York Plaza, 13th Floor
New York, New York 10022                New York, New York 10292-2585
Attention:  Fred M. Santo, Esq.         Attention:  Eleanor L. Thomas
Facsimile:  (212) 940-7079              Facsimile:  (212) 778-3694

If to the Advisor:

Bridgewater Associates, Inc.
372 Danbury Road
Wilton, CT   06897
Attention:  Giselle Wagner
Facsimile:  (203) 762-2615

19. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

20. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

21. Disclosure Document Modifications. The Advisor shall promptly furnish the Managing Owner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure
Document by the Managing Owner, the Managing Owner will provide the Advisor with an acknowledgement of receipt thereof.

22. Promotional Literature. The parties agree that prior to using any literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

24. Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

PRUDENTIAL SECURITIES              PRUDENTIAL SECURITIES FUTURES
STRATEGIC TRUST                    MANAGEMENT, INC.

By:  PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT, INC.      By: /s/ Guy S. Scarpaci
                                      ------------------------
Its: Managing Owner                   Guy S. Scarpaci, Director

By:   /s/ Eleanor L. Thomas
    ------------------------
    Eleanor L. Thomas
    Vice-President

BRIDGEWATER ASSOCIATES, INC.

By:  /s/ Giselle Wagner
   ---------------------------------
   Giselle Wagner,
   Chief Operating Officer

                     EXHIBIT A

"Net Asset Value" of the assets in the Trust Estate, includes but is not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Trust, each determined on the basis of generally accepted accounting principles in the United
States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

1. Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Trust but unpaid or not received by the Trust.

2. All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined;
provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day.
The current market value of all open forward contracts entered into by the Trust shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The Managing Owner may in its discretion value any assets of the Trust Estate pursuant to such other principles as it may deem fair and equitable so long as such principles are consistent with normal industry standards.

3. Interest earned on the Trust's commodity brokerage account shall be accrued at least monthly.

4. The amount of any distribution made pursuant to Article VI of the Trust Agreement shall be a liability of the Trust from the day when the distribution is declared until it is paid.

"Trust Estate" means any cash, commodity futures, forward and option contracts, all funds on deposit in the Trust's accounts, and any other property held by the Trust, and all proceeds therefrom, including any rights of the Trust pursuant to any Subscription Agreement and any other agreements to which the Trust is a party.

                       EXHIBIT B

Description of Trading Approach

For purposes of this Agreement, the Advisor's Trading Approach will be its Pure Alpha Strategy as described in its Disclosure Document dated June 17, 1998 ("Disclosure Document")with the following modification: (i) cash bonds will be excluded from the portfolio mix and the capital normally allocated to cash bonds will be reallocated to the other markets the Advisor trades, (ii) unless a forward contract is executed through Prudential Securities or its affiliates, futures contracts on currencies will be traded at this time, instead of futures and forward contracts on currencies, and (iii) trade the Trust's assets at 1.5 times the normal Pure Alpha Strategy level.

The reallocation of assets from cash bonds to other markets traded by the Advisor will allow the Advisor to manage the allocated assets within the same target return as The Pure Alpha Strategy with cash bonds. The Advisor introduced cash bonds to The Pure Alpha Strategy on January 1, 1998 but it has not had a material affect on overall performance. The Advisor makes no representation about the overall performance which will result from the modifications set forth above to its Pure Alpha Strategy. In the future, upon reasonable prior notice, the Managing Owner may authorize the Advisor to executed forward currency transactions through counter-parties, other than Prudential Securities or its affiliates.

                        Exhibit C
               COMMODITY TRADING ADVISOR
                   DISCLOSURE DOCUMENT


              BRIDGEWATER ASSOCIATES, INC.
                  372 Danbury Road
               Wilton, Connecticut 06897
               Telephone (203) 762-8511
                  Fax (203) 762-2615


   THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS TRADING PROGRAM NOR HAS THE COMMISSION
   PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.


   No person is authorized by Bridgewater Associates Inc., to give any information or to make any representations that are not contained in this Disclosure Document.


              The Date of this Disclosure Document is
              ---------------------------------------
                           June 17, 1998

   The delivery of this Disclosure Document at any time does not imply that the information contained herein is correct as of any time subsequent to the date shown above. This Disclosure Document is not to be distributed under any circumstances after March 17, 1999 and will be superseded after that date by a Disclosure Document containing then current information about this program.

                   EXHIBIT D

     TRUST'S TRADING LIMITATIONS AND POLICIES

The Trust will observe the trading limitations and trading policies set forth hereafter. The Advisor initially will be allocated approximately $16,700,000 of the Trust's Net Asset Value (the "Allocated Assets") with instruction to trade the Allocated Assets at 1.5 times the Pure Alpha Trading Approach level so that the trading level of the Trust's account directed by the Advisor will be approximately $25,050,000, which thereafter may be reallocated to additional commodity trading managers (but will in no event be reallocated to commodity trading managers affiliated with Prudential Securities) whom the Managing Owner may, in its discretion, retain in the event of the termination of the Advisor or the reallocation of assets under the Advisor's management away from the Advisor.

The following limitations and policies are applicable to the Trust as a whole. The Advisor sometimes may be prohibited from taking positions for the Trust which it would otherwise acquire due to the need to comply with these limitations and policies. The Managing Owner will monitor compliance with the trading limitations and policies of the Trust set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Advisor, as it, in good faith, deems appropriate in the best interests of the Trust, subject to the terms of the Advisory Agreement.

The Managing Owner will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of the Interests. The Managing Owner may, however, impose additional trading limitations on the trading activities of the Trust without obtaining such approval if the Managing Owner determines such additional limitations to be necessary in the best interests of the Trust.

Trading Limitations

!!!!!!!!!!!!!!!!!!!!!
The Trust will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Trust's commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that the Trust is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates to be received by the Managing Owner or its affiliates, or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Trust; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

                     Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Trust as they apply to the Allocated Assets, which currently are as follows:

a. The Allocated Assets will generally be invested in contracts which are traded in sufficient volume to permit taking and liquidating positions.

b. Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to seek to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

c. The Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

d. The Advisor may occasionally make or accept delivery of a commodity including, without limitation, currencies. The Advisor also may engage in EFP transactions involving currencies and metals and other commodities in such volume as may be agreed upon between the Trust and the Advisor.

e. The Advisor may, from time to time, employ trading techniques such as spreads, straddles and conversions.

f. The Advisor will not initiate open positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Allocated Assets for any one commodity, or in excess of 66-2/3% of the Allocated Assets for all commodities combined. Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, the Managing Owner may be required to commit as margin in excess of the foregoing limits and in such case the Managing Owner will cause the Advisor to reduce its open positions to comply to these limits before initiating new commodities positions.

g. To the extent the Advisor engages in transactions in forward currency contracts other than with or through Prudential Securities and/or PBFI, the Trust will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least
$100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.